Exhibit 99.1

Ocwen Financial Corporation®

FOR IMMEDIATE RELEASE CONTACT:	FOR FURTHER INFORMATION

William B. Shepro
Senior Vice President
T: 561-682-8026
E: William.Shepro@Ocwen.com

Ocwen Financial Corporation Acquires NCI Holdings, Inc.
Transaction creates a new standard for Accounts Receivable Management Companies

WEST PALM BEACH, Florida, June 6, 2007 – Ocwen Financial Corporation (NYSE:OCN) has acquired, by reverse merger, NCI Holdings, Inc. and its operating subsidiary, Nationwide Credit, Inc. (NCI), a privately held accounts receivable management company. NCI will be combined with Ocwen Recovery Group’s operations.  The consideration for the merger was $55 million in cash, subject to certain closing adjustments.  NCI’s senior executives, Chief Executive Officer and President Patrick Caroll, Chief Financial Officer George Williams and Executive Vice President of Operations Dale Bissette, are remaining with the company.  “Having achieved our cost reduction and improved execution capabilities from Ocwen Recovery Group’s global workforce, this transaction is in line with our focus on both organic and acquisition based revenue growth for this segment. We welcome Pat, George, Dale and the entire NCI team to Ocwen,” said William C. Erbey, Chairman and Chief Executive Officer of Ocwen Financial Corporation.

Mr. Carroll added “NCI is proud to be joining Ocwen, a dynamic and customer-oriented company with a clear focus on steady, disciplined growth.  Together with Ocwen, we will continue to cement our leading position in the collections market.  Now, as part of a larger organization with greater resources, we will be able to more quickly refine and strengthen our current services as well as speed up the development and deployment of additional services we have in our development pipeline all to the benefit of our clients,” said Patrick Carroll, Chief Executive Officer and President of NCI.

“The merger brings together NCI’s strong management team, deep receivables management expertise and understanding of its clients needs with Ocwen’s strong process management and analytical capabilities, leading loss mitigation experience and global infrastructure. Ocwen’s proven collections practice coupled with NCI’s market penetration and domain expertise will create a powerful entity in the receivables management industry.  The combined strength of the two companies will provide tremendous value add to our current and future clients,” said William B. Shepro, Ocwen’s Senior Vice President who heads up Ocwen Recovery Group.

About Ocwen:
Ocwen Financial Corporation is a leading provider of servicing and origination processing solutions to the loan industry with headquarters in West Palm Beach, Florida, offices in Orlando, Florida; Lisle, Illinois and Atlanta, Georgia and global operations in Canada, Germany and India.  We make our clients’ loans worth more by leveraging our superior processes, innovative technology and high-quality, cost-effective global human resources.  Additional information is available at www.ocwen.com.

About NCI:
NCI is a global call center and receivables management company dedicated to helping clients maximize value through effective call center and collections strategy and execution. NCI’s roots go back to 1947 with the founding of American Creditors Bureau in Phoenix, Arizona and was formed by the merger of ACB and Nationwide Credit in 1995, which created one of the largest collection agencies in the nation.  In 2002, Bayshore Capital acquired the majority of the stock in NCI and re-invigorated this respected brand with new leadership and resources.  With 60 years of experience, strong management and over 1,200 employees operating out of branches in Kennesaw, Georgia, Vestal, New York, Phoenix, Arizona, Ft. Lauderdale, Florida, Sacramento, California and Victoria, British Columbia, Canada, NCI has the strength to develop and execute sophisticated account management strategies for any client, anywhere.  Today, NCI solutions increase productivity, reduce costs and improve ROI for industry leaders in retailing, banking, consumer services, utilities, telecommunications, education and government.  The company is headquartered near Atlanta, Georgia.